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                                                                    Exhibit 1.16

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT ("Agreement") is entered into as of the 8th day of November, 2001, by and between The Price Fund I, L.P., a Delaware limited partnership, with its principal office in Chicago, Illinois (the "Fund"), and LaSalle Bank National Association, a national banking association duly organized under the laws of the United States of America, with its principal office in Chicago, Illinois (the "Escrow Agent").

                                    RECITALS

     A. The Fund is a Delaware limited partnership whose general partner is Price Asset Management, Inc., an Illinois corporation (the "General Partner").

     B. The Fund proposes a public offering of 50,000 units of limited partnership interest in the Fund.

     C. The Fund desires that the Escrow Agent hold subscription payments in escrow during the Initial Subscription Period, and the Escrow Agent is willing to do so, upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

     1. Definition of Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Prospectus (defined below). Whenever used herein, the following terms shall have the meanings ascribed below:

          (a) "Agreement" means this Escrow Agreement, as it may be amended from time to time.

          (b) "Escrow" means the escrow account, #62-8795-40-3, into which Subscription Payments will be deposited in accordance with this Agreement.

          (c) "General Partner" means Price Asset Management, Inc., in its capacity as the general partner of the Fund.

          (d) "Initial Closing Date" means the General Partner notifies the Escrow Agent that Subscriptions Agreements for a total of at least 1,000 Units have been accepted.

          (e) "Initial Offering Period" means the initial period for the offering of the Units, which is scheduled to commence on the effective date of the Registration Statement and will continue until the earlier to occur of December 31, 2002 or the Initial Closing Date.

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          (f) "Person" means any natural person, partnership, corporation, association or other legal entity.

          (g) "Prospectus" means the prospectus contained in the Registration Statement.

          (h) "Registration Statement" means the registration statement on Form S-1 filed by the Fund with the Securities Exchange Commission pursuant to which the Fund will offer the Units for sale, as such registration statement may be amended from time to time.

          (i) "Subscriber" means any person who subscribes for Units.

          (j) "Subscription Agreement" means (i) the Subscription Agreement and Power of Attorney pursuant to which a Subscriber initially subscribes for Units during the Initial Offering Period.

          (k) "Subscription Payment" means the $1,000 payment made by a Subscriber during the Initial Offering Period for each of his Units.

          (l) "Unit" means each unit of limited partnership interest being offered in the Fund. (Subject to approval by the General Partner, a Limited Partner may subscribe for fractional Units.)

     2. Escrow.

          (a) During the Initial Offering Period, the Escrow Agent shall promptly deposit into Escrow all Subscription Payments that it receives. Escrow Agent will accept Subscription Payments by check or wire transfer.

          (b) The Escrow Agent shall maintain current records identifying (i) the name of each Subscriber from whom it receives a Subscription Payment,
     (ii) the amount of such Subscription Payment, and (iii) the date of receipt of such Subscription Payment.

          (c) During the period held in Escrow, all Subscription Payments shall remain the property of the Subscribers and shall not be subject to any lien or charges by the Escrow Agent or creditors' claims against the Fund.

          (d) The Escrow Agent agrees to (i) provide the Fund with monthly statements showing all activity in the Escrow, including deposits into and disbursements from the Escrow, (ii) prepare for each Subscriber and send to each Subscriber and to the Internal Revenue Service (the "IRS"), by the applicable deadline imposed by the federal income tax laws, the IRS Form 1099 relating to any income earned by each Subscriber on his

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     Subscription Proceeds during the time such proceeds are held in Escrow, and
     (iii) furnish promptly copies of records pertaining to the Escrow to the Fund, as applicable, upon request. Payment of any interest earned on the funds invested in the Escrow may be subject to backup withholding penalties unless a properly completed IRS Form W8 or W9 certification is submitted to the Escrow Agent.

     3. Investment of Subscription Proceeds. The Escrow Agent shall invest Subscription Payments in a LaSalle Bank Time Deposit, Open Account. Any interest earned from such investments shall accrue to the benefit of the Subscribers, and shall be distributed by the Escrow Agent only in accordance with the terms of this Agreement.

     4. Distributions from Escrow. The Escrow Agent shall distribute funds held in Escrow as follows:

          (a) During both the Initial Offering Period, the General Partner shall promptly notify in writing the Escrow Agent of the rejection or proper revocation of any Subscriber's Subscription Agreement. Upon receipt of such notice, the Escrow Agent shall promptly return to the Subscriber his Subscription Payment and any interest earned thereon.

          (b) The General Partner shall notify in writing the Escrow Agent when Subscription Agreements for at least 1,000 Units have been accepted (the "Initial Closing Date"). Upon receipt of such notice, the Escrow Agent shall promptly pay and deliver to the Fund the Subscription Payments with respect to such accepted Subscription Agreements, and pay any interest earned thereon to the Subscribers.

          (c) If the Escrow Agent has not received written notice of the Initial Closing Date by the close of business on December 31, 2002 (unless extended by amendment of this Agreement), the Escrow Agent shall promptly return to the Subscribers whose Subscription Payments are then being held in the Escrow the amount of their Subscription Payments, together with any interest earned thereon.

          (d) Upon written notice and instructions from the General Partner that the offering of Units has been terminated, the Escrow Agent shall promptly refund to each subscriber his Subscription Proceeds held in Escrow together with any interest income earned thereon during the period that the Escrow Agent held such Subscription Proceeds. Payment of any interest earned on the funds invested in the Escrow may be subject to backup withholding penalties unless a properly completed IRS Form W8 or W9 certification is submitted to the Escrow Agent.

          (e) If the Escrow Agent has not received written notice from the General Partner concerning the distribution of Subscription Proceeds held in Escrow as provided above, the Escrow Agent may request instructions from the General Partner by registered mail or overnight courier, return receipt requested, sent to the address of the Fund set forth on the

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     signature page or to such other address as the General Partner may advise the Escrow Agent in writing. If the General Partner does not deliver written instructions to the Escrow Agent within ten (10) business days after the date that the Escrow Agent delivers such request, the Escrow Agent may return all Subscription Proceeds held in Escrow, together with any interest income earned thereon, to the Subscribers.

     5. Compensation. In consideration for its services as escrow agent, the Escrow Agent shall be entitled to receive the compensation set forth in Exhibit A hereto, as well as the reimbursement of all reasonable out-of-pocket costs and expenses actually incurred by the Escrow Agent in the performance of its duties hereunder. The Fund shall pay such compensation and expenses.

     6. Exculpation and Indemnification.

          (a) The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects. The Escrow Agent shall not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of any other instrument, whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement, nor shall the Escrow Agent be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same.

          (b) The Escrow Agent shall not be personally liable for any act which it may do or omit to do hereunder in good faith and in the exercise of its own best judgment. Any action taken or omitted by the Escrow Agent pursuant to the advice of its attorneys shall be deemed conclusively to have been performed or omitted in good faith by the Escrow Agent.

          (c) In the event the Escrow Agent is notified of any dispute, disagreement or legal action between the Fund and any third party relating to or arising in connection with the escrow, the Escrow Fund, or the performance of the Escrow Agent's duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and any funds specifically involved in or which are the subject of any dispute, disagreement or legal action, and may wait for settlement of any such controversy by final appropriate legal proceedings. In such event, the Escrow Agent will not be liable for interest or damage.

          (d) The Fund hereby agrees to indemnify and hold the Escrow Agent harmless from and against all costs, damages, judgments, attorney's fees (whether such attorneys

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     shall be regularly retained or specifically employed), expenses, obligations and liabilities of every kind and nature which the Escrow Agent may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent's gross negligence or willful misconduct, and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, attorney's fees, expenses, obligations, and liabilities. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Agreement.

     7. Resignation. The Escrow Agent may resign at any time upon giving the Fund hereto 10 days' prior written notice to that effect. In such event, the successor shall be such person, firm or corporation as shall be selected by the Fund. It is understood and agreed that such resignation shall not be effective until a successor agrees to act hereunder. Escrow Agent shall be paid any outstanding fees and expenses prior to transferring the Escrow to a successor escrow agent.

     8. Notices. Unless a specific form of delivery is required by other provisions of this Agreement, notices, instructions or other communications required or permitted to be given hereunder will be deemed properly given or made when personally delivered or when sent by facsimile or by United States mail, postage prepaid, to the addresses as set forth on the signature page or to such other address as either party may advise the other in writing.

     9. Captions; Number and Gender. The captions of this Agreement are solely for convenience of reference and are not intended to be relied upon in construing any provisions hereof. All defined terms in this Agreement shall include both the singular and the plural, as the context may require, and all pronouns shall be deemed to refer to the masculine, feminine or neuter, and the singular or plural, as the identity of the Person referred to may require.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to the provisions thereof respecting the conflict of laws.

     11. Successors and Assigns. This Agreement shall be binding upon and will inure to the benefit of the parties hereto and their respect administrators, successors and assigns.

     12. Amendments. This Agreement may only be supplemented, altered, amended or modified by writing signed by each of the Fund and the Escrow Agent.

                           [SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       THE FUND:

Address For Notice:                    PRICE FUND I, L.P.
The Price Fund I, L.P.
c/o Price Asset Management             By: Price Asset Management, Inc.
Suite 1340A                                General Partner
141 West Jackson Boulevard
Chicago, IL 60604
Attention: President                   By: /s/ Walter Thomas Price, III
Telephone: (312) 648-2883                  -------------------------------------
Facsimile: (312) 902-6437                      Walter Thomas Price, III


Address for Notice:                    ESCROW AGENT:

LaSalle Bank National Association      LASALLE BANK NATIONAL ASSOCIATION
135 South LaSalle Street
Chicago, IL 60603
Attention: Laura H. Mackey
Telephone: (312) 904-5859              By:    R.C. Bergman
Facsimile  (312) 904-2236                     ----------------------------------
                                       Name:  R.C. Bergman
                                       Title: First Vice President

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                                   EXHIBIT A

                                  ESCROW AGENT
                                SCHEDULE OF FEES

Acceptance Fee:                 $  500.00

Administration Fee:             $2,500.00*

The Acceptance and Administration Fees are due upon execution of the Escrow Agreement.

*Should the Escrow Account remain open after an initial twelve-month period, the Administration Fee will be prorated on a six-month basis.

Any investment transaction not in a money market fund or a LaSalle Bank Time Deposit, Open Account will incur a $100.00 per transaction fee. The parties to the agreement understand and agree that LaSalle Bank may receive certain revenue in the form of l2b-1 or shareholder servicing fees on certain mutual fund investments. Such fees are disclosed in the prospectus for any such fund. These fees are paid to LaSalle Bank directly from the mutual fund provider and are not fees paid by the parties to the Agreement.

All out-of-pocket expenses will be billed at our cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.